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                                                            Exhibit 4.3


                           REGULATORY CONTINGENCY AGREEMENT

    THIS REGULATORY CONTINGENCY AGREEMENT (this "Agreement") is made as of June 16, 1994, by and between InfoVest Corporation, a Delaware corporation (the "Company"), and White River Ventures, Inc., a Delaware corporation ("White River").

    White River is a wholly owned subsidiary of White River Corporation, a Delaware corporation ("WRC"). WRC owns indirectly a majority of the issued and outstanding shares of the Company's common stock, $.10 par value per share (the "Common Stock"). Pursuant to an exemptive order (the "Exemptive Order") of the Securities and Exchange Commission WRC has been granted a two-year exemption from the registration requirements of the Investment Company Act of 1940. The Exemptive Order, among other things, requires WRC to reduce its ownership of "investment securities" as a percentage of its total assets. The beneficial ownership of less than a majority of the issued and outstanding shares of Common Stock by WRC would be detrimental to the WRC's ability to comply with the terms of the Exemptive Order. Accordingly, in order to enhance WRC's ability to comply with the terms of the Exemptive Order, upon the occurrence of certain events the Company has agreed to issue and sell to White River and White River has agreed to purchase from the Company a series of voting preferred stock, all upon the terms and subject to the conditions of this Agreement.

         The parties hereto agree as follows:

1.  EXCHANGE OF SECURITIES

    1.1.      EXCHANGE AND ISSUANCE OF SECURITIES.

         1.1.1. The Company shall adopt and file with the Secretary of State of the State of Delaware on or before the date hereof a Certificate of Designations with respect to the Series E Cumulative Redeemable Preferred Stock, par value $1.00 per share (the "Series E Preferred Stock"), in the form attached hereto as Exhibit A (the "Series E Certificate of Designations").

         1.1.2.    The Company agrees that on or prior to the third Business
Day following its receipt of a written notification from White River to the effect that the number of shares of the Common Stock owned by White River represents less than a majority of the issued and outstanding shares of Common Stock, the Company will issue to White River 500 shares of Series E Preferred Stock in consideration for, the exchange and transfer by White River to the Company of 500 shares of the Series D Cumulative Redeemable Preferred Stock, par value $1.00 per share, of the Company. A "Business Day" means any day other than a Saturday, Sunday or a


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day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to White River that:

    2.1. ORGANIZATION; GOOD STANDING; QUALIFICATION

    The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted, to execute and deliver this Agreement, to issue and exchange the Series E Preferred Stock, and to carry out the provisions of this Agreement and the Series E Certificate of Designations. The Company is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on the business, operations, condition (financial or other), results of operations or assets, properties or prospects of the Company ("Material Adverse Effect").

    2.2. AUTHORIZATION

    All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company hereunder, and the authorization, issuance (or reservation for issuance), exchange and delivery of the shares of the Series E Preferred Stock to be exchanged hereunder has been taken, and this Agreement has been duly executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its respective terms. Prior to the date hereof, the Series E Certificate of Designations will have been filed with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law.

    2.3. VALID ISSUANCE OF SERIES E PREFERRED STOCK

    The Series E Preferred Stock to be acquired by White River hereunder, when issued, exchanged, and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free and clear of all liens, pledges, security interests, options, rights of first refusal, encumbrances, claims, preemptive rights and other third party rights other than restrictions on transfer under applicable state and federal securities laws.




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    2.4. GOVERNMENTAL CONSENTS

    No consent, approval, qualification, order or authorization of, or declaration or filing with, any local, state, or federal governmental authority ("Consents") is required on the part of the Company in connection with the Company's valid execution, delivery, or performance of this Agreement and the offer, exchange, issuance or delivery of the Series E Preferred Stock by the Company, except (i) the filing of the Series E Certificate of Designations with the Secretary of State of the State of Delaware, and (ii) such Consents as have been made prior to the date hereof, except that any notices required to be filed with the Securities and Exchange Commission under Regulation D of the Securities Act of 1933, as amended (the "Securities Act"), or such postclosing filings as may be required under applicable state securities laws, any of which will be timely filed within the applicable periods therefor.

    2.5. DISCLOSURE

    Neither this Agreement nor any certificate referred to herein furnished to White River by or on behalf of the Company in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact peculiar to the Company which the Company has not disclosed to White River in writing which has a Material Adverse Effect or, so far as the Company can now reasonably foresee, will materially affect adversely the ability of the Company to perform this Agreement or its obligations in respect of the Series E Preferred Stock.

    2.6. COMPLIANCE WITH OTHER INSTRUMENTS

    Except as set forth on Schedule 2.6 hereto, the Company is not in violation or default (i) of any provision of its Charter or Bylaws, (ii) in any provision of any mortgage, indenture, agreement, instrument, or contract to which it is a party or by which it is bound other than such violations or defaults which, individually or in the aggregate, do not have a Material Adverse Effect or (iii) of any judgment, order, writ, decree, statute, rule, or regulation applicable to the Company. Neither the execution and delivery of this Agreement, nor the execution and filing of the Series E Certificate of Designations, nor the issuance of the Series E Preferred Stock hereunder, nor fulfillment of nor compliance with the terms and provisions hereof or thereof, nor the payment of dividends on the Series E Preferred Stock as contemplated by the Series E Certificate of Designations out of funds legally available therefor, nor the redemption thereof will conflict with or result in a breach of the terms, conditions or provisions of, or give rise to a right of termination under, or constitute a default under, or result in any violation of, the Charter or Bylaws of the Company, or any mortgage, agreement, instrument, order, judgment, decree,


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    statute, law, rule or regulation to which the Company or any of its property is subject other than breaches, defaults or violations which, individually or in the aggregate, do not have a Material Adverse Affect or materially adversely affect the ability of the Company to perform its obligations under this Agreement and the Series E Certificate of Designations.

3.  REPRESENTATIONS AND WARRANTIES OF WHITE RIVER

    3.1. REPRESENTATIONS AND WARRANTIES OF WHITE RIVER

    White River hereby represents and warrants to the Company that all corporate action on the part of White River, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of White River hereunder has been taken, and this Agreement has been duly executed and delivered by White River and constitutes a valid and legally binding obligation of White River, enforceable in accordance with its respective terms.

4.  COVENANTS OF THE COMPANY

    4.1. LOST, STOLEN, DESTROYED OR MUTILATED STOCK CERTIFICATES

    Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate representing shares of the Series E Preferred Stock, in the case of loss, theft or destruction, upon delivery of an indemnity reasonably satisfactory to the Company, or, in the case of mutilation, upon surrender and cancellation thereof, the Company will issue a new certificate of like tenor for a number of shares of Series E Preferred Stock equal to the number of shares of such stock represented by the certificate lost, stolen, destroyed or mutilated.

    4.2. STATUS OF DIVIDENDS

    4.2.1. The Company agrees that in the event shares of the Series E Preferred Stock are issued and outstanding (i) in no Federal income tax return or claim for refund of Federal income tax or other submission to the Internal Revenue Service will it claim a deduction for dividends paid on the Series E Preferred Stock whether as interest, or pursuant to any other statutory provision or regulation now in effect or hereafter enacted or adopted, except to the extent that any such deduction shall not operate to jeopardize the availability to White River of the dividends received deduction provided by
Section 243(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision, in the opinion of counsel satisfactory to White River, and (ii) except as provided in clause (i) above and other than pursuant to this Agreement or the Series E Preferred Stock it will take no action which would result in the dividends

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paid by the Company on the Series E Preferred Stock out of the Company's current or accumulated earnings and profits for Federal income tax purposes being ineligible for the dividends received deduction provided by Section 243(a)(1) of the Code, or any successor provision. In the event that White River has reasonable cause to believe that dividends paid by the Company on the Series E Preferred Stock out of the Company's current or accumulated earnings and profits will not be treated as eligible for the dividends received deduction provided by
Section 243(a)(1) of the Code, or any successor provision, the Company will, at White River's request, join with White River in the submission to the Internal Revenue Service of a request for a ruling that any dividends paid on the Series
E Preferred Stock will be so eligible for Federal income tax purposes. In addition to the extent not contrary to any provision of the Code or regulations promulgated thereunder or otherwise as provided herein, the Company will cooperate with White River in any litigation, appeal or other proceeding challenging or contesting any ruling, technical advice, finding or determination of the Internal Revenue Service' that dividends paid on the Series E Preferred Stock out of the Company's current or accumulated earnings and profits are not eligible for the dividends received deduction provided by Section 243(a)(1) of the Code, or any successor provision. The expenses of each party incurred in connection with any such submission, litigation, appeal or other proceeding will be borne by such party, except that the Company agrees that it will pay all expenses reasonably incurred in connection with any such submission, litigation, appeal or other proceeding necessitated or caused by a breach of this Agreement by the Company.

    4.2.2. The Company also agrees that in the event shares of the Series E Preferred Stock are issued and outstanding the Company will not, without prior approval of White River, undertake any action not specifically provided for by the terms of this Agreement with respect to the Series E Preferred Stock, which would cause White River to be treated as having received an increase in its proportionate interest in the earnings and profits or assets of the Company within the meaning of Section 305(c) of the Code and result in White River being treated as having received a distribution of property to which Section 301 of the Code applies (within the meaning of Section 305(b) of the Code). If the Company fails to obtain prior approval from White River for any such action, it agrees to indemnify White River for any Federal income taxes or state taxes, including any interest and penalties imposed thereon, caused by such action.

    4.3. LIMITATION ON PAYMENT RESTRICTIONS

    The Company agrees that so long as White River or any of its "Affiliates" (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934) shall hold any of the Series E Preferred Stock, unless White River otherwise consents in writing, the Company will not, and will not permit any of its


                                         -5-

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subsidiaries to, enter into any loan or other agreement containing a dividend limitation which restricts the ability of the Company to pay dividends on the Series E Preferred Stock in accordance with the Series E Certificate of Designations.

5.  INDEMNIFICATION

    5.1. INDEMNIFICATION BY THE COMPANY

    5.1.1. The Company hereby agrees to indemnify and hold harmless White River (including its officers, directors and employees) and its Affiliates against any and all losses, damages, liabilities, claims, demands, judgments, settlements, costs and expenses of any nature whatsoever (including reasonable attorneys' fees) (collectively, "Losses") resulting from or arising out of the inaccuracy of any representation or warranty or the breach or non-performance of any covenant or agreement of the Company contained in this Agreement.

    5.1.2. If any action, proceeding or claim shall be brought or asserted against White River (including its officers, directors and employees) or its Affiliates (each, a "White River Indemnified Party") by any third party, which action, proceeding or claim, if determined adversely to the interest of White River Indemnified Party, would entitle White River Indemnified Party to indemnity pursuant to this Section 5.1, White River Indemnified Party shall promptly but in no event later than 30 days from the date that such White River Indemnified Party shall become aware of such action, proceeding or claim, notify the Company of the same in writing specifying in detail the basis of such claim and the facts pertaining thereto, and the Company shall be entitled to assume the defense thereof and have the sole control of the defense and settlement thereof, including the employment of counsel and the payment of all expenses; PROVIDED, HOWEVER, that White River Indemnified Party shall have the right to employ counsel separate from counsel employed by the Company in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be at the expense of White River Indemnified Party unless (i) (1) the employment thereof has been specifically authorized by the Company in writing or (2) the use of counsel chosen by the Company to represent White River Indemnified Party would present such counsel with a conflict of interest or (ii) the Company has failed to assume the defense and to employ counsel. The Company shall not be liable for any settlement of any such action or proceeding effected without the written consent of the Company (unless such consent is unreasonably withheld by the Company), but if settled with the written consent of the Company, or if there shall be a final judgment for plaintiff in any such action, the Company agrees to indemnify and hold harmless White River Indemnified Party from and against any and all Losses by reason of such settlement or judgment. Notwithstanding the foregoing, without the written consent of White River Indemnified Party, the Company shall not be entitled to settle any nonmonetary claim involving the


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business, operations or assets of White River Indemnified Party if such settlement would impose on it any obligation which cannot be satisfied by the payment of money. The Company agrees to indemnify and hold harmless White River Indemnified Party from any and all legal expenses reasonably incurred by such White River Indemnified Party in connection with the successful enforcement of its rights, in whole or in part, to indemnity under this Section 5.1.

    5.2. INDEMNIFICATION BY WHITE RIVER

    5.2.1. White River hereby agrees to indemnify and hold harmless the Company against any and all Losses resulting from or arising out of the inaccuracy of any representation or warranty or the breach or non-performance of any covenant or agreement of White River contained in this Agreement.

    5.2.2. If any action, proceeding or claim shall be brought or asserted against the Company (including its officers, directors and employees) or its Affiliates (each a "Company Indemnified Party") by any third party, which action, proceeding or claim, if determined adversely to the interests of the Company Indemnified Party, would entitle the Company Indemnified Party to indemnity pursuant to this Section 5.2, the Company Indemnified Party shall promptly, but in no event later than 30 days from the date that such Company Indemnified Party shall become aware of such action, proceeding or claim, notify White River of the same in writing specifying in detail the basis of such claim and the facts pertaining thereto, and White River shall be entitled to assume the defense thereof and have sole control of defense and settlement thereof, including the employment of counsel and the payment of all expenses; PROVIDED, HOWEVER, that the Company Indemnified Party shall have the right to employ counsel separate from counsel employed by White River in any such action and to participate in the defense thereof, and the fees and expenses of such counsel employed by the Company Indemnified Party shall be at the expense of the Company Indemnified Party unless (i) (1) the employment thereof has been specifically authorized by White River in writing or (2) the use of counsel chosen by White River to represent the Company Indemnified Party would present such counsel with a conflict of interest or (ii) White River has failed to assume the defense and to employ counsel. White River shall not be liable for any settlement of any such action or proceeding effected without the written consent of White River (unless such consent is unreasonably withheld by White River), but if settled with the written consent of White River or if there shall be a final judgment for the plaintiff in any such action, White River agrees to indemnify and hold harmless the Company Indemnified Party against any and all Losses by reason of such settlement or judgment. Notwithstanding the foregoing, without the written consent of the Company Indemnified Party, White River shall not be entitled to settle any nonmonetary claim involving the business, operations or assets of the Company Indemnified Party if such settlement would impose on the Company


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Indemnified Party any obligation which cannot be satisfied by the payment of money. White River agrees to indemnify and hold harmless the Company Indemnified Party from any and all legal expenses reasonably incurred by the Company Indemnified Party in connection with the successful enforcement of its rights, in whole or in part, to indemnity under this Section 5.2.

6.  MISCELLANEOUS

    6.1. ENTIRE AGREEMENT

    This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

    6.2. EXPIRATION OF WARRANTIES

    The warranties and representations of the Company and White River contained in or made pursuant to this Agreement shall in no way be affected by an investigation of the subject matter thereof made by or on behalf of the Company or White River and shall expire three years from the date of the Closing and be of no further force and effect on such date except that the representations and warranties contained in Sections 2.1, 2.2 and 2.3 shall survive the date hereof and continue indefinitely.

    6.3. SUCCESSORS AND ASSIGNS

    Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

    6.4. GOVERNING LAW

    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED UNDER THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE PRINCIPLES OF THE CONFLICTS OF LAWS THEREOF.

    6.5. COUNTERPARTS

    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



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    6.6. TITLES AND SUBTITLES

    The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

    6.7. NOTICES

    Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified by hand or professional courier service, upon confirmation of telex or telecopy, five days after deposit with the United States Post Office, by registered or certified mail, postage prepaid or upon the next day following deposit with a nationally recognized overnight air courier, addressed as follows:

    (a)  if to White River, to:

         White River Ventures, Inc.
         777 Westchester Avenue
         Suite 201
         White Plains, New York 10604
         Attention:     Robert T. Marto
         Telecopy: 914-251-0313

         With a copy to:
         Alexander M. Dye
         LeBoeuf, Lamb, Greene & MacRae
         125 West 55th Street
         New York, New York 10019
         Telecopy: 212-424-8500

    (b)  if to the Company, to:

         InfoVest Corporation
         World Trade Center Chicago
         444 Merchandise Mart
         Chicago, Illinois 60654
         Attention:     David M. Phillips
         Telecopy: 312-527-2298

         With a copy to:

         Leland E. Hutchinson
         Sidley & Austin
         One First National Plaza
         Chicago, Illinois 60603
         Telecopy: 312-853-7036



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Any party may by notice given in accordance with this Section 6.7 to the other party to this Agreement designate another address or person for receipt of notice hereunder.

    6.8. AMENDMENTS AND WAIVERS

    Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the parties hereto.

    6.9. SEVERABILITY

    If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

    6.10.     SPECIFIC ENFORCEMENT

    White River, on the one hand, and the Company, on the other hand, acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this remedy being in addition to any other remedy to which they may be entitled at law or equity.









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    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                       INFOVEST CORPORATION


                                       By /S/ [Illegible]
                                           --------------------------------
                                       Name:
                                       Title: Executive Vice President


                                       WHITE RIVER VENTURES, INC.


                                       By /s/ John P. Corrigan
                                           --------------------------------
                                       Name:
                                       Title:


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